EXHIBIT 99.1

PRESS RELEASE - DECEMBER 29, 2003

INTERPOOL ANTICIPATES FURTHER DELAY
IN COMPLETION OF FORM 10-K FOR 2002

PRINCETON, NJ, December 29, 2003 - Interpool, Inc. (NYSE: IPX) announced today that it anticipates an additional delay in the completion of its restated 2000 and 2001 financial statements and 2002 financial statements and the filing of its Annual Report on Form 10-K for 2002 with the Securities and Exchange Commission. This additional delay will be necessary to allow Interpool and its auditors to complete further analysis of the accounting for a pending claim by Interpool under its insurance policy covering lease defaults. This analysis was prompted by a comment by a representative of the Securities and Exchange Commission at a mid-December conference on accounting, which precipitated the need for further review by Interpool and its auditors of Interpool's accounting for this insurance contract.

Although Interpool had hoped to file its 2002 Form 10-K with the Securities and Exchange Commission by December 31, 2003, Interpool stated that it will now be necessary to reconsider the effect on its restated 2000 and 2001 financial statements of the claim submitted by Interpool to its insurance carriers and that this will delay the completion and filing of the 2002 Form 10-K. Interpool's independent auditors, KPMG LLP, advised Interpool management on December 26, 2003, that it may be necessary for Interpool to change its accounting for this insurance claim. As previously announced, Interpool's 2002 Form 10-K has been delayed since March 2003 because Interpool has been engaged in a restatement of its historical financial statements for 2000 and 2001 and because of a now-completed internal inquiry into Interpool's accounting and related matters conducted by special counsel engaged by the Audit Committee of Interpool's Board of Directors.

The new accounting issue under consideration relates to a previously disclosed claim submitted by Interpool to its insurance carriers, seeking to recover amounts owed by a significant customer based in South Korea. The customer had defaulted on its lease payments and commenced insolvency proceedings in 2001. Interpool maintained insurance related to such lessee defaults, which covered certain per diem rental charges as well as loss, damage and recovery costs related to the equipment on lease that were billable to the lessee under the terms of the lease. Interpool recorded the recoverable per diem rental charges in its 2001 revenues and recorded other amounts recoverable under the terms of the insurance policy as they would have been recorded if no default under the lease had occurred. This accounting treatment was approved by Interpool's former auditors, Arthur Andersen LLP. At December 31, 2002, Interpool had recorded a receivable of $33.2 million related to this claim.

On December 26, 2003, KPMG advised Interpool that remarks by a member of the SEC accounting staff at a mid-December conference (as subsequently expanded upon through additional staff comments) appeared by analogy to suggest that classification of, and correspondingly the accounting for, the lease contract and the lease default insurance contract may need to be separated. This would suggest that revenue recognition for a portion of the amounts recoverable under the insurance contract should be deferred until Interpool actually receives payment from its insurance carriers. Interpool and KPMG are currently analyzing the impact of this potential change on the accounting used by Interpool in the consolidated financial statements to be issued. Interpool noted that any such accounting change would have no effect on Interpool's cash flow or on the strength and collectibility of its insurance claim.

While Interpool, in consultation with KPMG, will complete its analysis and make any required changes to its financial statements as promptly as practicable, Interpool management now expects that this analysis will delay the completion of Interpool's audited 2000, 2001 and 2002 financial statements and 2002 Form 10-K beyond the previously announced target date of December 31, 2003. Until the extent of any potential changes is determined, Interpool is not able to predict whether it will be possible to complete and file the Form 10-K by January 9, 2004, the date on which numerous waivers previously granted by Interpool's financial institutions are scheduled to expire. If Interpool concludes that the Form 10-K cannot be filed by that date, it will seek further extensions of these waivers. Interpool also stated that, if it is determined that recognition of revenue relating to a portion of the insurance claim must be deferred until the claim is paid, it would cause the reduction in Interpool's restated stockholders' equity as of December 31, 2001 to be greater than Interpool's previous estimate of 2% of its December 31, 2001 stockholders equity as originally reported.

As previously announced, Interpool's insurance claim is disputed by its insurance carriers, who commenced legal proceedings in December 2002 seeking rescission of Interpool's customer default insurance coverage or, in the alternative, a declaration that the premiums paid for this insurance were inadequate. The insurance carriers also dispute the timing of notice of the loss and the amount of the loss. Interpool is vigorously pursuing its claim for recovery and believes that it has strong claims under the insurance policy and defenses to the arguments asserted by the insurance underwriters. Although it is impossible to give assurances as to the ultimate outcome of this proceeding in view of the uncertainties inherent in any litigation, based upon the progress of this case to date and the merits of its position, and after consultation with external counsel, Interpool believes that the facts as they have been developed through discovery, and the applicable law, should entitle it to a recovery in the full amount of its claim.

Interpool also stated that, in light of the additional delay in completing and filing its 2002 Form 10-K with the SEC, it anticipates that The New York Stock Exchange potentially will suspend trading in Interpool's common stock and other listed securities and commence delisting proceedings. Interpool said that if the New York Stock Exchange takes such action, the company would request that trading be allowed to resume when its Form 10-K is filed. It is Interpool's understanding that the NYSE has an appeal process available that the company may avail itself of in due course. Interpool noted that, except for its delayed reports, it believes it is in compliance with all New York Stock Exchange listing requirements. If the common stock is suspended from trading on the New York Stock Exchange, Interpool would attempt to make alternative arrangements to maintain a trading market for its securities.

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

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